UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

COLUMBIA LABORATORIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A
(2)	Aggregate number of securities to which transaction applies:

N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A
(4)	Proposed maximum aggregate value of transaction:

N/A
(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 11, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Columbia Laboratories, Inc. (“Columbia”) on Tuesday, May 15, 2007, at 10:00 a.m. at Columbia’s principal executive offices at 354 Eisenhower Parkway, Livingston, New Jersey, 07039.

We hope that you can join us at this meeting. As a stockholder, your participation in the affairs of Columbia is important, regardless of the number of shares that you hold. Therefore, whether or not you are able to personally attend, please vote your shares as soon as possible by completing and returning the enclosed proxy card, or by voting through the Internet or by telephone using the procedures described in the accompanying Proxy Statement and proxy card.

Enclosed are Columbia’s 2006 Annual Report and Proxy Statement for the 2007 Annual Meeting of Stockholders. We hope you find it informative reading.

Sincerely yours,

Robert S. Mills
President and Chief Executive Officer

Stephen G. Kasnet
Chairman of the Board of Directors

354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001

COLUMBIA
LABORATORIES, INC

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. on Tuesday, May 15, 2007

PLACE	Columbia Laboratories, Inc. 354 Eisenhower Parkway Plaza 1, 2nd Floor Livingston, NJ 07039

ITEMS OF BUSINESS	1.	To elect 7 members to the Board of Directors.

	2.	To ratify the appointment of Goldstein Golub Kessler LLP as Columbia’s independent auditors for the current year.

	3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	You are entitled to vote at the Annual Meeting and any adjournment thereof if you were a stockholder at the close of business on March 30, 2007.

ANNUAL REPORT	Columbia’s 2006 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors

Michael McGrane Secretary

This Proxy Statement and accompanying proxy card are being distributed on or about April 11, 2007.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE THROUGH THE INTERNET OR BY TELEPHONE USING THE PROCEDURES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

Employment Agreements, Change in Control Agreements, and Severance	19
Equity Grant Practices	21
Compensation Committee Report	21

Executive and Director Compensation	22
Summary Compensation Table	22
2006 Grants of Plan-Based Awards Table	24
Outstanding Equity Awards at 2006 Fiscal Year-End	26
Option Exercises and Stock Vested in Fiscal 2006	29
Potential Payments Upon Termination or Change in Control	31
2006 Director Compensation	32
Compensation Committee Interlocks and Insider Participation	34

Report of the Audit Committee	34

Proposal 1 - Election of Directors	36

Proposal 2 - Ratification and Approval of Appointment of Independent Accountants	38

Additional Questions and Information	40
What happens if additional proposals are presented at the annual meeting?	40
Who will bear the cost of soliciting votes for the annual meeting?	40
How do I propose individuals to serve as directors?	40
May I propose actions for consideration at next year’s annual meeting of stockholders?	40
Stockholder Proposals for Inclusion in 2008 Proxy Statement for the 2008 Annual Meeting	41

ATTENDANCE AND VOTING MATTERS

Q:	Why am I receiving these materials?

A:
The Board of Directors (the “Board”) of Columbia Laboratories, Inc. (“Columbia,” the “Company,” “we,” “our,” or “us”, as the context requires) is providing this proxy statement (this “Proxy Statement”) and accompanying proxy card to solicit your proxy in connection with Columbia’s annual meeting of stockholders, which will take place on May 15, 2007. You are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and accompanying proxy card are being distributed on or about April 11, 2007.

Q:	What information is contained in these materials?

A:
This Proxy Statement contains information related to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and Columbia’s most highly paid officers, and other required information. We have also enclosed for your review Columbia’s 2006 Annual Report. This report contains financial and other information about our business during our last fiscal year, but does not constitute part of our proxy soliciting material.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at this year’s annual meeting:

•	The election of seven directors to the Board; and
•	Ratification of the appointment of Goldstein Golub Kessler LLP to audit Columbia’s books and accounts for 2007.

We will also consider and vote upon any other proposal properly brought before the annual meeting.

Q:	What are the Board’s voting recommendations?

A:	The Board recommends that you vote your shares:

•	FOR the election of each of the nominees named herein to the Board; and
•	FOR the ratification of the appointment of Goldstein Golub Kessler LLP.
•	In the proxy holders’ discretion FOR or AGAINST such other business as may properly come before the annual meeting or any adjournment or adjournments thereof.

Q:	What shares may I vote?

A:
You may vote all shares of Columbia’s common stock, par value $0.01 per share (“Common Stock”), Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), and Series E Convertible Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), that you owned as of March 30, 2007, which is the record date. These shares include (1) those held directly in your name as the stockholder of record and (2) those held for you as the beneficial owner through a stockbroker, bank or other nominee.

Each share of Common Stock is entitled to one vote. Each share of Series B Preferred Stock is entitled to 20.57 votes (which is the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible). Each share of Series E Preferred Stock is entitled to 50 votes (which is the number of shares of Common Stock into which each share of Series E Preferred Stock is convertible). Columbia’s Series C Convertible Preferred Stock has no voting rights.

On the record date, there were approximately 51,188,863 shares of Common Stock issued and outstanding (each of which is entitled to one vote per share), 130 shares of Series B Preferred Stock issued and outstanding having voting power equal to 2,674 shares of Common Stock, and 69,000 shares of Series E Preferred Stock issued and outstanding having voting power equal to 3,450,000 shares of Common Stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most Columbia stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Columbia’s transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your proxy directly to Columbia or to vote in person at the annual meeting. Columbia has enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote, but because you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:	How can I vote my shares in person at the annual meeting?

A:
You may vote shares you hold directly in your name as the stockholder of record in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

If you are the beneficial owner of shares held in street name and your broker or nominee is forwarding these proxy materials to you, you may vote the shares in person at the annual meeting only if you obtain a signed proxy from your broker or nominee (i.e., the record holder) giving you the right to vote the shares.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may submit voting instructions to your broker or nominee. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Mail—You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

On the Internet—If you hold your shares in street name and the firm that holds your shares offers Internet voting, your broker voting instruction card will contain instructions on how to vote on the Internet. If you vote on the Internet, you do not need to mail in your proxy card.

By Telephone— If you hold your shares in street name and the firm that holds your shares offers voting by telephone, your broker voting instruction card will contain instructions on how to vote by telephone. If you vote by telephone, you do not need to mail in your proxy card.

Q:	May I change or revoke my vote?

A:
Yes, you may change or revoke your proxy instructions at any time prior to the vote at the annual meeting. If you hold your shares directly and returned your proxy by mail, you must (a) file with Columbia’s Transfer Agent written notice of revocation or (b) timely deliver a valid, later-dated proxy. Your attendance at the annual meeting will not revoke your previously granted proxy unless you give written notice of revocation to Columbia’s Transfer Agent before the vote at the annual meeting or you vote by written ballot at the annual meeting. For shares you own beneficially, you may change your vote by submitting new voting instructions to your broker or nominee. If you voted on the Internet or by telephone, you may change your vote by following the instructions for voting by either method until the cut-off time stated in the proxy instructions.

Q:	How are votes counted?

A:
In the election of directors, you may vote “FOR” one or more of the nominees or you may “WITHHOLD AUTHORITY” with respect to one or more of the nominees. For the other proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your proxies will vote your shares in accordance with the recommendations of the Board.

Q:	What is the quorum requirement for the annual meeting?

A:
The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares of Common Stock, shares of Common Stock into which the Series B Preferred Stock is convertible and shares of Common Stock into which the Series E Preferred Stock is convertible (collectively, the “Shares”) entitled to be voted. The Shares may be present in person or represented by proxy at the annual meeting. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:
In the election of directors, each director requires the affirmative “FOR” vote of a plurality of those Shares represented, in person or by proxy, and entitled to vote at the annual meeting. For the ratification of the appointment of Goldstein Golub Kessler LLP as the Company’s independent auditors for 2007, the proposal requires the affirmative “FOR” vote of a majority of those Shares represented, in person or by proxy, and entitled to vote at the annual meeting. In each case, a quorum must be present at the annual meeting for a valid vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in Columbia’s quarterly report on Form 10-Q for the second quarter of 2007.

Additional Q&A information regarding the annual meeting and stockholder proposals may be found on pages 40 and 41.

OWNERSHIP OF THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

Common Stock. The following table sets forth, as of March 30, 2007, information with respect to the beneficial ownership of Common Stock by:

•	each person known to us to be the beneficial owner of more than 5% of Columbia’s Common Stock;

•	each of Columbia’s directors and director nominees and executive officers named in the Summary Compensation Table on page 22; and

•	all of Columbia’s current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director, director nominee or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before May 29, 2007 (60 days after March 30, 2007) through the exercise of any stock option, warrant or other right. Unless we indicate otherwise, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the class of shares set forth in the following tables.

Common Stock
	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned (1)	of Total (2)
Perry Corp./Richard C. Perry (3) 767 Fifth Avenue, 19th Floor New York, New York 10153	5,567,365	10.5%

David M. Knott/Dorset Management Corporation (4) 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	5,236,768	9.9%

John P. Curran (5) 230 Park Avenue New York, New York 10017	5,113,767	9.9%

Directors and Named Officers:

Valerie L. Andrews (6) (7)	21,000	*

Edward Blechschmidt (6) (7)	80,000	*

James S. Crofton (6) (7)	21,000	*

Stephen Kasnet (6) (7)	58,000	*

Michael McGrane (6) (7)	414,208	*

James A. Meer (6) (7)	76,500	*

Robert S. Mills (6) (7)	495,045	1.0

Denis M. O’Donnell, M.D. (6) (7)	131,000	*

Selwyn P. Oskowitz, M.D. (6) (7)	94,000	*

All Directors and Executive Officers as a Group (9 persons) (6)(7)	1,390,753	2.7%

*	Signifies less than 1%

(1)
Includes shares that may be acquired through the conversion of shares of preferred stock, the exercise of warrants or stock options, in each case, that are convertible or exercisable on or before May 29, 2007.

(2)
Based on 51,188,863 shares outstanding at March 30, 2007. In calculating the percentage of ownership, all shares of Common Stock of which the identified person or group has the right to acquire beneficial ownership on or before May 29, 2007 are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person or group.

(3)
Based on Schedule 13G filed on or about February 12, 2007 with the Securities and Exchange Commission by Perry Corp. and Richard C. Perry, in which each of them reported sole beneficial ownership of 5,567,365 shares of Common Stock, which includes 1,750,000 shares of Common Stock issuable upon conversion of 35,000 shares of Series E Preferred Stock.

(4)
Based on Schedule 13G filed on or about February 14, 2007 with the Securities and Exchange Commission by Dorset Management Corporation and David M. Knott in which (a) Dorset Management Corporation reported beneficial ownership of 5,200,248 shares of Common Stock, which includes 637,203 shares of Common Stock issuable upon the exercise of convertible subordinated promissory notes, and 1,168,000 shares of Common Stock that are issuable upon conversion of 23,360 shares of Series E Preferred Stock, and (b) David M. Knott reported beneficial ownership of the shares reported as beneficially owned by Dorset Management Corporation, plus 4,520 additional shares of Common Stock, and 32,000 shares of Common Stock issuable upon conversion of 640 shares of Series E Preferred Stock.

(5)
Based on Form 4 filed on or about February 21, 2007 with the Securities and Exchange Commission by John P. Curran, which reported beneficial ownership of 4,870,620 shares of Common Stock, and to which the Company has added, for disclosure purposes in the Table, 173,267 shares of Common Stock issuable upon exercise of warrants (123,762 of which are held by Curran Partners and 49,505 of which are held by Curran Family Partners II) over which John P. Curran has investment power, and 69,880 shares of Common Stock issuable upon the exercise of convertible subordinated promissory notes, which are held by Curran Family Partners II, over which John P. Curran has investment power.

(6)
Includes shares which may be acquired upon the exercise of options exercisable within 60 days after March 30, 2007, as follows: Ms Andrews, 12,000 shares; Mr. Blechschmidt, 15,000 shares; Mr. Crofton, 12,000 shares; Mr. Kasnet, 12,000 shares; Mr. McGrane, 347,333 shares; Mr. Meer, 52,500 shares; Mr. Mills, 425,045 shares; Dr. O’Donnell, 122,000 shares; and Dr. Oskowitz, 83,000 shares.

(7)
Includes restricted shares that were unvested on March 30, 2007, as follows: Ms. Andrews, 7,500 shares; Mr. Blechschmidt, 7,500 shares; Mr. Crofton, 7,500 shares; Mr. Kasnet, 7,500 shares; Mr. McGrane, 22,875; Mr. Meer, 24,000 shares; Mr. Mills, 30,000 shares; Dr. O’Donnell, 7,500 shares; and Dr. Oskowitz, 7,500 shares.

Series B Preferred Stock. Michael Nissan and Marla S. Nissan of 876 Park Ave., New York, NY 10021 hold all 130 outstanding shares of the Series B Preferred Stock as of March 30, 2007.

Series E Preferred Stock. The following table sets forth, as of March 30, 2007, information with respect to each person known to us to be the beneficial owner of more than 5% of Columbia’s Series E Preferred Stock. No director, director nominee or named executive officer owns any shares of Series E Preferred Stock.

Series E Preferred Stock
	Number of Shares	Percentage
Name and Address of Beneficial Owner	Owned	of Total (1)
Perry Partners, L.P. 767 Fifth Avenue, 19th Floor New York, New York 10153	9,464	13.7%

Perry Partners International, Inc. 767 Fifth Avenue, 19th Floor New York, New York 10153	25,536	37.0%

Harvest Offshore Investors, Ltd. 600 Madison Avenue New York, New York 10022	6,140	8.9%

Knott Partners, L.P. 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	7,980	11.6%

Matterhorn Offshore Fund Ltd. 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	9,580	13.9%

Shoshone Partners, LP 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	5,180	7.5%

(1)	Based on 69,000 shares of Series E Preferred Stock outstanding at March 30, 2007.

As of March 30, 2007, the Company knows of no persons, other than those listed above, who beneficially own as determined under rules of the Securities and Exchange Commission more than 5% of the Company’s outstanding Common Stock, Series B Preferred Stock, or Series E Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder require the Company’s directors and executive officers and beneficial owners of more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission. Copies of these reports are furnished to Columbia. The Company is required to identify any of those individuals who failed to file such reports on a timely basis. Based solely on Columbia’s review of the copies of such reports furnished to Columbia and representations from the persons subject to Section 16(a) with respect to Columbia, we believe that during 2006, all of Columbia’s executive officers, directors and 10% stockholders complied with the Section 16(a) requirements, with the exceptions of Dr. Denis M. O’Donnell and Dr. Selwyn P. Oskowitz, who each filed one business day late one report on Form 4, and David M. Knott, who filed nine business days late a report on Form 4.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Goldstein Golub Kessler LLP (“GGK”) serves as the Company’s independent auditors and has served in that capacity since 1998.

The Audit Committee has recommended the reappointment of GGK as the independent public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2007. In making this recommendation, the Audit Committee considered the independence of GGK and whether the audit and non-audit services GGK provides to the Company are compatible with maintaining that independence. The Audit Committee has adopted a set of policies governing the provision of non-audit services by GGK and those policies are included in the Audit Committee’s report. See “Board of Directors and Corporate Governance - Audit Committee.” The Audit Committee has adopted procedures by which the Audit Committee must approve in advance all services provided by and fees paid to GGK. The advance approval requirement was not waived in any instance during the past fiscal year.

Fees and Services of Goldstein Golub Kessler LLP

Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS) from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and GGK established a similar relationship with RSM McGladrey, Inc (RSM). GGK has no full time employees and, therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005 by, GGK, TBS and RSM:

	2006	2005
Audit Fees (1)	$313,000	$251,000
Audit Related Fees (2)	$30,000	$5,000
Tax Fees (3)	$15,000	$20,000
All Other Fees	$0	$0
Total	$358,000	$276,000

(1)
Audit fees consisted of fees for audit work performed in the auditing of financial statements, including the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees consisted principally of fees for, and consulting on, financial accounting/reporting standards for transactions and related matters.

(3)	Tax fees consisted principally of fees for work performed with respect to tax compliance.

The Audit Committee has adopted a formal policy on auditor independence requiring the advance approval by the Audit Committee of all audit and non-audit services provided by Columbia’s independent auditors. In determining whether to approve any services by Columbia’s independent auditors, the Audit Committee reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on GGK’s independence. On an annual basis, the Company’s management reports to the Audit Committee all audit and non-audit services performed during the previous twelve months and all fees billed by the Company’s auditor for such services.

In fiscal 2006, all audit and non-audit services and the corresponding fees were approved by the Audit Committee.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board in General

The Board is currently comprised of seven members. Directors are required by Columbia to be less than age 72 when elected or appointed unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company. The Board can fill vacancies and newly created directorships, as well as amend the bylaws to provide for a greater or lesser number of directors. The members of the Board are Valerie L. Andrews, Edward A. Blechschmidt, James S. Crofton, Stephen G. Kasnet, Robert S. Mills, Denis M. O’Donnell, M.D., and Selwyn Oskowitz, M.D.

The Role of the Board in Corporate Governance

Pursuant to Columbia’s bylaws and Delaware General Corporation Law, Columbia’s business and affairs are managed under the direction of the Board. The Board plays an important role in the governance of the Company and in directing management’s overriding objective, the pursuit of long-term growth and increasing stockholder value. The responsibilities of the Board include:

•	Establishing the Company’s strategic plan;
•	Establishing broad corporate policies and reviewing overall performance;
•	Overseeing Company management;
•	Management succession;
•	Review and approval of the annual operating plan prepared by management;
•	Monitoring of performance in comparison to the operating plan;
•	Consideration of topics of relevance to the Company’s ability to carry out its strategic plan;
•	Review of the Company’s investor relations program; and,
•	Review and approval of significant policies and proposed major commitments of corporate resources

Executive Sessions of and Communication with Independent Directors

Members of the Board are kept informed of Columbia’s business through discussions with the President and Chief Executive Officer (the “CEO”) and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Mr. Kasnet, who serves as Chairman of the Board, presides at regular meetings of the Board. Except for Mr. Mills, CEO, each director qualifies as an “Independent” director under the current Nasdaq Global Market listing standards. Independent directors meet regularly in executive session without management participation. This encourages open discussion.

The Board has implemented a process by which the Company’s stockholders can communicate directly with independent directors. Columbia stockholders who want to communicate with the Board or any individual director may write to:

Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza I, Second Floor
Livingston, NJ 07039
Attn: Board of Directors
- or -
directors@columbialabs.com

The letter should include a statement indicating that the sender is a Columbia stockholder. The General Counsel will review all stockholder letters to the Board and depending on the subject matter will:

•	Promptly forward any letter that deals with the function of the Board or committees of the Board (or is otherwise appropriate for Board attention) to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about Columbia and stock-related matters; or,

•	Not forward the letter if it relates to an improper or irrelevant topic.

The General Counsel or another member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Meetings and Attendance During Fiscal 2006

The Board held nine meetings in 2006. The Board had, and continues to have, four standing committees, as described below. Each director who served as a director during 2006 participated in 75% or more of the meetings of the Board and the committees on which he or she served during the year ended December 31, 2006. At each regular meeting of the Board, the independent directors met in private without members of management.

We typically schedule a Board meeting in conjunction with our annual meeting and expect that our directors will attend, absent a valid reason such as a schedule conflict. Last year, six of the seven individuals then serving as directors attended our annual meeting of stockholders in person and one attended by telephone.

Committees of the Board

The Board has the following four committees: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance, and (4) Scientific. The Board has adopted a written charter for each of the first three committees. The committee charters are posted on our “Investor Relations” website, www.cbrxir.com, which may also be accessed through our corporate website, www.columbialabs.com.

Audit Committee

  The primary responsibility of the Audit Committee is to oversee Columbia’s reporting processes on behalf of the Board and to report the results of its activities to the Board. The Audit Committee’s primary duties and responsibilities are to:

•
Serve as an independent and objective party to monitor the Company’s financial reporting process, including the review of the financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users, and internal control systems (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the outside auditor or management);

•	Review financial press releases;
•	Review and appraise the audit efforts of the Company’s independent accountants;
•	Provide an open avenue of communication among the independent accountants and financial and senior management; and,
•	Engage the Company’s independent accountants.

The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board on May 12, 2004.
While the Audit Committee has the powers and responsibilities set forth in its charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that Columbia’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

All of the members of the Audit Committee are “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Market and Section 10A(m)(3) of the Securities Exchange Act of 1934, or the Exchange Act. Columbia has identified James S. Crofton as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

Members: Mr. Crofton (chair), Mr. Kasnet, and Dr. O’Donnell                Meetings last year: six

Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to oversee and participate in the creation and administration of executive compensation programs and practices. The Committee:

•	Reviews and determines the annual salary of the Company’s CEO and other officers;
•	Reviews and approves Columbia’s management incentive compensation policies and programs; and,
•	Reviews and approves equity compensation programs for the Company’s employees, directors and consultants, including grants of options, restricted stock and other awards thereunder.

The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board on May 12, 2004.

All of the members of the Compensation Committee are “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Market.

Members: Ms. Andrews (chair), Mr. Blechschmidt, and Dr. O’Donnell           Meetings last year: six

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee provides assistance to the Board in identifying, screening and recommending qualified candidates to serve as directors of Columbia. The Committee also oversees matters of corporate governance and provides counsel to the Board with respect to Board organization, membership and function. The Nominating and Corporate Governance Committee acts pursuant to the Nominating and Corporate Governance Committee Charter adopted by the Board on August 16, 2004.

The Nominating and Corporate Governance Committee is responsible for proposing to the Board nominees for election or reelection to the Board, based upon recommendations from the Chairman, the CEO, other Board members and Columbia stockholders.

Board candidates are considered by the Nominating and Corporate Governance Committee on a case-by-case basis. A candidate for election to the Board must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of stockholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and transactions regarding the Company’s industry. In general, candidates will be preferred who currently hold, or recently held, an established executive level position and have extensive experience in business, finance, law, science, research or government. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders, or through other sources. When current Board members are considered for nomination for reelection, the Nominating and Corporate Governance Committee will also take into consideration their prior Board contributions and performance as well as the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The Nominating and Corporate Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominee(s) to submit for election. The Nominating Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

Recommendations from stockholders may be submitted to Columbia in accordance with the procedures set forth in the additional Q&A information on pages 40 and 41. Any nominations for director to be made at an Annual Meeting of Stockholders must also be made in accordance with the requirements described in the Q&A information.

In addition to identifying, screening and recommending qualified candidates to serve as directors, the Nominating and Corporate Governance Committee’s responsibilities include:

•	Reviewing potential conflicts of prospective Board members;
•	Reviewing the composition of the Board and the skills and experience of its members; and,
•	Studying and making recommendations to the Board concerning the size, composition, and functioning of the Board.

The Nominating and Corporate Governance Committee has adopted a policy that does not permit non-employee directors to be nominated for election as a director at the next annual meeting of stockholders if the director will attain the age of 72 during the term for which he or she would be nominated.

All of the members of the Nominating and Corporate Governance Committee are “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Market.

Members: Mr. Kasnet (chair), Ms. Andrews, Mr. Blechschmidt, and Dr. Oskowitz.  Meetings last year: two

Scientific Committee

The Scientific Committee is responsible for reviewing and advising Company management on the Company’s research and development programs.

All of the members of the Scientific Committee are “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Market.

Members: Dr. O’Donnell (chair), Mr. Blechschmidt, Mr. Crofton, and Dr. Oskowitz.  Meetings last year: one

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including our CEO and our Chief Financial Officer and principal accounting officer) and employees of the Company. The Code was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Our Code of Business Conduct and Ethics is posted on our “Investor Relations” website, www.cbrxir.com, which may also be accessed through our corporate website: www.columbialabs.com. If, in the future, we should amend our Code of Business Conduct and Ethics or grant a waiver to our CEO or our Chief Financial Officer and principal accounting officer with respect to our Code of Business Conduct and Ethics, then we will post the amendment or a description of the waiver on our “Investor Relations” website, www.cbrxir.com, which may also be accessed through our corporate website: www.columbialabs.com.

TRANSACTIONS WITH RELATED PERSONS

On December 22, 2006, the Company entered into a Securities Purchase Agreement (the “December Securities Purchase Agreement”) with certain investors for the issuance of (i) subordinated convertible notes in aggregate principal amount of $40 million (the “Notes”) and (ii) warrants to purchase 2,285,714 shares of Common Stock (the “December Warrants”) with an exercise price of $5.50 per share. The Notes are convertible into shares of Common Stock at a conversion price of $5.25 per share. The conversion price is subject to adjustment if the Company subdivides or combines the outstanding Common Stock and under certain other circumstances. The maturity date of the Notes is December 31, 2011. The holders will have the right to require the Company to redeem all or any portion of their Notes for cash upon a Change of Control (as defined in the Notes), and, under certain circumstances, the right to a Make-Whole Premium (as defined in the Notes). The Notes contain customary events of default. The Notes are subordinated to the Company’s obligations to PharmaBio Development, Inc. The December Warrants are exercisable beginning on June 20, 2007, and ending on December 22, 2011, at an exercise price of $5.50 per share, subject to adjustment in certain circumstances. The Company will be required to make certain cash payments to the holders of the Notes and December Warrants if it does not meet its registration obligations under the December Securities Purchase Agreement.

Purchasers of the Notes and December Warrants included: (a) Knott Partners, L.P., Matterhorn Offshore Fund, Ltd., Shoshone Partners, LP, Finderne, LLC, CommonFund Hedged Equity Company, and Mulsanne Partners, LP, each of whom is an affiliate of David M. Knott; (b) Curran Family Partners II, an affiliate of John P. Curran; and (c) Perry Partners International, Inc., Perry Commitment Fund L.P., Perry Commitment Master Fund L.P., and Perry Partners L.P., each of whom is an affiliate of Perry Corp. David M. Knott, John P. Curran, and Perry Corp. are each a beneficial owner of more than five percent of the Company’s Common Stock. In approving the transaction the Company’s Board of Directors also approved an exception to the Company’s Shareholder Rights Plan to permit Perry Corp. and its affiliates to acquire beneficial ownership of up to 27% of the outstanding voting stock of the Company. Pursuant to the December Securities Purchase Agreement, (a) Knott Partners, L.P., purchased Notes in the principal amount of $136,000 and December Warrants to purchase 7,771.43 shares of Common Stock, Matterhorn Offshore Fund, Ltd., purchased Notes in the principal amount of $3,940,000 and December Warrants to purchase 225,142.86 shares of Common Stock, Shoshone Partners, LP, purchased Notes in the principal amount of $158,000 and December Warrants to purchase 9,028.57 shares of Common Stock, Finderne, LLC, purchased Notes in the principal amount of $628,000 and December Warrants to purchase 35,885.71 shares of Common Stock, CommonFund Hedged Equity Company purchased Notes in the principal amount of $55,000 and December Warrants to purchase 3,142.86 shares of Common Stock, and Mulsanne Partners, LP, purchased Notes in the principal amount of $83,000 and December Warrants to purchase 4,742.86 shares of Common Stock, (b) Curran Family Partners II purchased Notes in the principal amount of $2,000,000 and December Warrants to purchase 114,285.71 shares of Common Stock, and (c) Perry Partners International, Inc., purchased Notes in the principal amount of $10,399,903.50 and December Warrants to purchase 594,280.20 shares of Common Stock, Perry Commitment Fund L.P., purchased Notes in the principal amount of $825,998.25 and December Warrants to purchase 47,199.90 shares of Common Stock, Perry Commitment Master Fund L.P., purchased Notes in the principal amount of $2,016,000 and December Warrants to purchase 115,200 shares of Common Stock, and Perry Partners L.P., purchased Notes in the principal amount of $4,758,096 and December Warrants to purchase 271,891.20 shares of Common Stock.

On March 10, 2006, the Company entered into a Securities Purchase Agreement (the “March Securities Purchase Agreement”) with certain investors for the issuance of 7,428,220 shares of the Company’s Common Stock at a price of $4.04 per share and warrants to purchase 1,857,041 shares of Common Stock (the “March Warrants”). The March Warrants are exercisable for Common Stock of the Company beginning on September 9, 2006, and ending on March 13, 2011, at an exercise price of $5.39 per share, subject to adjustment in certain circumstances. The Company will be required to make certain cash payments to the purchasers of the Common Stock and March Warrants if it does not meet its registration obligations under the March Securities Purchase Agreement.

Purchasers of the Common Stock and March Warrants included Knott Partners, L.P., an affiliate of David M. Knott, and Curran Partners and Curran Family Partners II, affiliates of John P. Curran, each of whom is a beneficial owner of more than five percent of the Company’s Common Stock. Pursuant to the March Securities Purchase Agreement, (a) Knott Partners, L.P., purchased 1,485,149 shares of Common Stock and March Warrants to purchase 371,287 shares of Common Stock; on March 24, 2006, Knott Partners, L.P. transferred an aggregate of 1,184,549 of those shares of Common Stock and March Warrants to purchase an aggregate of 296,137 shares of Common Stock to its affiliates, Finderne, LC, Commonfund Hedged Equity Company, Matterhorn Offshore Fund Limited and Shoshone Partners, LP, (b) Curran Partners purchased 495,050 shares of Common Stock and March Warrants to purchase 123,762 shares of Common Stock and (c) Curran Family Partners II purchased 198,020 shares of Common Stock and March Warrants to purchase 49,505 shares of Common Stock.

On May 10, 2005, the Company raised $6.9 million from the issuance and sale of 69,000 shares of Series E Preferred Stock. The purchasers of such shares of Series E Preferred Stock included (a) Perry Partners, L.P and Perry Partners International, Inc., affiliates of Perry Corp., (b) Harvest Offshore Investors, Ltd. and (c) Knott Partners, L.P., Matterhorn Offshore Fund Ltd. and Shoshone Partners, LP, affiliates of David M. Knott, each of which is a beneficial owner of more than five percent of the Company’s Series E Preferred Stock and, in the case of David M. Knott, a holder of more than five percent of the Company’s Common Stock. In approving the transaction the Company’s Board of Directors also approved an exception to the Company’s Shareholder Rights Plan to permit Perry Corp. and its affiliates to acquire beneficial ownership of up to 24% of the outstanding voting stock of the Company. The number of shares of Series E Preferred Stock purchased by each such stockholder is set forth in the table above under the caption “Ownership of the Company -- Security Ownership of Certain Beneficial Owners and Management -- Series E Preferred Stock.” The Series E Preferred Stock has a stated value of $100 per share. Each share of the Series E Preferred Stock may be converted by the holder into 50 shares of Common Stock, subject to adjustment, and will automatically be converted into Common Stock at that rate upon the date that the average of the daily market prices of the Company’s Common Stock for the 20 consecutive trading days preceding such date exceeds $6.00 per share. The Series E Preferred Stock pays no dividends and contains voting rights equal to the number of shares of Common Stock into which each share of Series E Preferred Stock is convertible. Upon liquidation of the Company, the holders of the Series E Preferred Stock are entitled to $100 per share.

Review of Related Person Transactions

Columbia has a policy against its directors, officers, employees, and consultants entering into transactions that present actual or potential conflicts of interests. A conflict of interest can arise when a director, officer, employee, or consultant takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer, employee, or consultant (or his or her family members) receives improper personal benefits as a result of the director's, officer's, employee's, or consultant's relationship to the Company. This policy is reflected in the Company’s Code of Business Conduct and Ethics. In addition, the Audit Committee of the Board, pursuant to its charter, is responsible for reviewing and addressing conflicts of interest of directors and executive officers; as well as monitoring and reviewing (including discussing with management and the independent auditor) and, if appropriate, recommending to the full Board the approval or ratification of any transactions or courses of dealing with related parties that are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

 See “Ownership of the Company.”

Compensation Discussion and Analysis

The Company’s compensation programs are designed to attract, retain, and motivate highly talented employees and reward them for performance. Programs are in place to address both short- and long-term performance with the goal of increasing shareholder value. Because we believe that the performance of every employee is important to our success, we are cognizant of the effect of compensation and incentive programs for all of our employees.

The Compensation Committee’s responsibilities are reflected in its Charter, a copy of which is available on our website, www.columbialabs.com. The Committee reviews its Charter from time to time and recommends proposed changes to the Board. Pursuant to its Charter, the Committee recommends to the Board the compensation of executives officers of the Company and provides oversight of the Company’s compensation philosophy. The Committee also provides oversight with regard to the Company’s long-term incentive plans and bonus plans covering executive officers and other employees. Pursuant to its Charter, the Committee may delegate authority to fulfill various functions of administering the Company’s plans to a subcommittee comprised solely of one or more members of the Committee.

The Compensation Committee

Meetings. The Compensation Committee meets several times each year (six times in 2006). Committee agendas are prepared in consultation with the Committee chair and the senior management of the Company.

Role of Independent Consultants. The Committee has authority under its Charter to retain independent consultants and counsel to assist the Committee with evaluating executive officer compensation and other matters, but the Committee has not yet done so. The Company purchases the Radford Biotechnology Survey and other general survey data from the Radford Consulting Group for benchmarking compensation practices in the pharmaceutical industry.

Role of Executive Officers and Management. Compensation recommendations for the CEO are determined by the Committee based on a performance assessment by the Board. The CEO gives the Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Committee. The CEO and other senior managers generally attend Committee meetings but are not present for executive sessions or any other discussion of their compensation.

Directors’ compensation is established by the Board upon the recommendation of the Compensation Committee.

Executive Compensation Policy

As a small pharmaceutical company, our long-term success depends on the development and commercialization of pharmaceutical products that use our proprietary drug delivery technologies. To achieve these goals, it is imperative that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s success.

The standards upon which the Compensation Committee bases its executive compensation programs guide the Company in establishing all of its compensation programs.

Compensation is based on the level of job responsibility, individual performance, and Company performance. While all employees receive a mix of both annual and long-term incentives, employees at higher levels have a larger proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.

Compensation reflects the value of the job in the marketplace. We are located in Northern New Jersey close to many other pharmaceutical companies, both large and small. To attract and retain a highly skilled work force we must remain competitive with the compensation programs of other companies that compete with us for talent.

Compensation rewards performance. Our programs recognize and deliver appropriate levels of compensation for high level individual and Company performance. Our objective is to balance pay for performance, therefore if an individual’s performance falls short of expectations, the program delivers a lower level of compensation than that for the individual who performs at a higher level.

Compensation should align the interests of employees and stockholders. We believe that the best way to encourage employees to act in the interests of the Company’s stockholders is through an equity component to compensation. A significant portion of total compensation for executive officers is in the form of equity grants.

Compensation and benefit programs are equitable. While compensation programs and individual pay levels reflect differences in job responsibilities and market considerations, the overall structure of our compensation and benefit programs is similar throughout the organization and is intended to promote internal pay equity by generally providing similar compensation to employees, including executive officers, serving at similar levels of responsibility.

The Compensation Committee’s Processes

The Compensation Committee has established processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives.

Assessment of Individual Performance. Individual performance has a significant impact on the compensation of all employees, including the CEO and the other executive officers. At the beginning of each year, the CEO meets with the independent directors to agree upon performance objectives (both individual and Company) for the year for himself and the other executive officers. At the end of the year, the independent directors meet in executive session to conduct a performance review of the CEO based on the Company and his achievement of the agreed upon objectives. The CEO then meets with the independent directors to assess the performance of the other executive officers and, based on that assessment, the CEO conducts a performance review with the other executive officers.

Benchmarking. The Committee benchmarks the Company’s compensation programs with a peer group of pharmaceutical companies utilizing the Radford Biotechnology Survey and other surveys by the Radford Consulting Group for companies comparable in size (that is, companies with 50 to 150 employees) and, if available, geographical location (that is, New Jersey, New York, Connecticut, and Pennsylvania). The Radford Biotechnology Survey collects compensation data for executive, management, professional, support and sales positions consistent with positions in our organization. The Committee uses the peer group data primarily to ensure that executive compensation is competitive, meaning generally within the 60th percentile of comparable pay for the peer group companies. We have identified the 60th percentile as a pay positioning benchmark because it has allowed us to identify, hire, and retain the appropriate level of talent in Northern New Jersey, which is a highly competitive region for pharmaceutical industry employees. According to the Radford Consulting Group, the 59th percentile is the average target pay for executive positions in our industry, and the 55th percentile is the average target pay for all other positions.

Total Compensation Review. The Committee reviews each executive officers base pay, cash incentive bonus and equity incentives annually. To assist them in making compensation decisions, the Committee reviews compensation tally sheets, prepared by management, which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations of employment, to consider the Company’s obligations under such circumstances. Following the 2006 review, the Committee determined that, due to the the substantial decline in the market price of the Company’s stock following the February 5, 2007, announcement of the results of the Company’s clinical study of progesterone gel for the prevention of preterm birth, the equity components included in the executives’ compensation had lost all of their value. In as much as equity is a critical component of the total compensation program and, because stock options and stock awards are intended to help retain key employees as they vest over several years, the Committee recommended, and the Board approved, a retention performance grant of stock options and restricted stock awards for all senior executives and stock options for all other employees on February 28, 2007 (the “Retention Grant”).

Components of Executive Compensation

For 2006, executive compensation was comprised of four components: base salary; cash incentive bonus; equity incentives of restricted stock awards and stock options; and employee benefits. The following are descriptions of these components:

Base Salary

Base salary is the fixed element of each employee’s annual cash compensation and is dependent upon the employee’s scope of responsibilities, past performance, skill set, the market value of comparable positions, and the relative pay differences for different job levels. Base salary for all employees, including executive officers, is intended to provide employees with a degree of financial certainty and funds for current expenses on which employees can rely.

Mr. Mills’ base salary for 2006 was determined based upon the increased scope of his responsibilities due to his promotion to the CEO position, an assessment of his 2005 accomplishments, and market comparisons from the Radford Biotechnology Survey for peer group companies. Upon the recommendation of the Committee, the Board increased Mr. Mills’ base salary rate by 13.3% to $340,000, effective January 5, 2006, the date on which he was promoted to President. Effective March 1, 2007, the Board increased Mr. Mills’ base salary rate by 4% to $353,600. The 4% merit increase was determined based on two factors: Radford survey data from companies of similar size within our industry, and Mr. Mills’ accomplishments in 2006.

Mr. McGrane’s base salary for 2006 was determined based upon the increased scope of his responsibilities due to his promotion to Senior Vice President, an assessment of his 2005 accomplishments, and market comparisons from the Radford Biotechnology Survey for peer group companies. Upon the recommendation of the Committee, the Board increased Mr. McGrane’s base salary rate by 13.5% to $279,500, effective January 5, 2006, the date on which he was promoted to Senior Vice President. Effective March 1, 2007, the Board increased Mr. McGrane’s base salary rate by 4% to $290,700. The 4% merit increase was determined based on two factors: Radford survey data from companies of similar size within our industry, and Mr. McGrane’s accomplishments in 2006.

Mr. Weinberg’s base salary for 2006 was determined based upon an assessment of his 2005 accomplishments and market comparisons from the Radford Biotechnology Survey for peer companies. Upon the recommendation of the Committee, the Board increased Mr. Weinberg’s annual salary by 3.9%, effective March 1, 2006, to $212,000. Mr. Weinberg’s employment with the Company terminated on December 31, 2006.

In establishing Mr. Meer’s base salary in 2006 as Senior Vice President and Chief Financial Officer, the Committee reviewed the scope of responsibilities of the position (which were expanded to include investor relations and information technology functions), Mr. Meer’s previous experience, his financial expertise and leadership potential, salaries for similar executive positions within the Company, and market comparisons from the Radford Biotechnology Survey for comparable positions with peer group companies. Upon the recommendation of the Committee, the Board approved a starting base salary of $260,000, effective December 6, 2006.

Cash Incentive Bonus

The Company has established an annual cash incentive bonus program to align employees’ goals with the Company’s objectives for each fiscal year. The Company believes that a meaningful part of employee compensation should be variable and contingent on the Company’s and the employee’s performance. We believe that encourages executives to dedicate their full efforts toward achieving Company objectives. The cash incentive bonus for all employees, other than field sales employees, is determined pursuant to the Columbia Laboratories Incentive Plan (the “Incentive Plan”) and financial and strategic goals adopted by the Board each year.

Bonus Targets The Incentive Plan establishes bonus targets (expressed as a percentage of base salary) by position level. Consistent with our executive compensation philosophy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to Company performance. The Incentive Plan provides a bonus target of 30% of base salary for executive officers. Bonus targets for Messrs Mills, McGrane and Meer are established in their employment agreements at 50%, 40%, and 35%, respectively.

Company performance measures. For all participants in the Incentive Plan, including the executive officers, the Committee recommended, and the Board established, financial and strategic goals for the Company in the first quarter of 2006 for funding the incentive pool under the Incentive Plan for the fiscal year ended December 31, 2006, including goals relating to the Company’s net loss from operations, completion of patient recruiting for the Company’s clinical study of progesterone gel for the prevention of preterm birth, development of pre- and post-approval communication and commercialization plans in the event of positive results from the preterm clinical study, restructuring of the Company’s agreement with Serono for U.S. marketing rights to the progesterone gel products, implementation of programs to increase revenue from existing products and to reduce costs, maintaining effective controls over financial reporting and disclosures, and attracting, retaining and motivating employees. Because those financial and strategic performance goals identified sensitive marketing and financial information that, if publicly disclosed, could hinder the Company’s ability to effectively compete against its competitors, or put the Company at a significant competitive disadvantage in negotiations with third parties, public disclosure of the financial and strategic performance goals was not made to avoid harm to the Company’s competitive and financial position. The Company further concluded that public disclosure of the financial and strategic performance goals was not necessary for, or relevant to the protection of, investors in the Company. The Company believes that the financial and strategic performance goals, although significant to the Company, are not material to the investors’ general understanding of the Company’s prospects. No public disclosure, either through a public filing, press release or otherwise, was made of the financial and strategic performance goals. Because of the confidential and non-public nature of the financial and strategic performance goals, competitors of the Company could not otherwise obtain them.

Under the Incentive Plan, funding of the annual incentive pool is initially determined by the Committee primarily on the basis of the attainment of each of the financial and strategic goals for the fiscal year, and then finally determined by the Board. For 2006, based upon the Company’s achievement of the agreed upon financial and strategic goals the Committee recommended, and the Board approved, funding the incentive pool at a level of 80%. The Committee also recommended, and the Board approved, awards to participants in the Incentive Plan on February 28, 2007. The awards to Messrs Mills and McGrane were $136,000 and $89,440, respectively, and are included in the Summary Compensation Table. No other named executive officers were eligible for an award for 2006 under the Incentive Plan.

Equity Incentives

The equity incentive compensation program is designed to recognize levels of responsibilities, reward demonstrated performance and leadership, motivate future performance, align interests of employees with those of shareholders, and retain employees for the term of the award and longer. During 2006, we utilized two forms of equity incentives granted under the Columbia Laboratories Inc. 1996 Long-Term Performance Plan (the “Option Plan”): stock options and restricted stock awards. Stock options have traditionally been granted to all employees within the organization, while restricted stock awards have been granted to senior management positions. Grant levels for individuals are determined by individual performance and by position level within the organization to promote internal pay equity. The Company has generally awarded stock option grants, and more recently restricted stock, at a regularly scheduled Board meeting following the Annual Meeting of Stockholders in May of each year (the “Annual Grant”). In 2007, the Company moved the timing of the Annual Grant to the first quarter of the calendar year to coincide with the Company’s annual performance appraisal process, and the Company intends to follow that practice in the future. On February 28, 2007, the Company made both the Annual Grant for 2007, as well as the Retention Grant. The Annual Grant and Retention Grant were roughly equal in value based upon the dollar amount to be recognized by the Company for financial reporting purposes, but awards in the Annual Grant were adjusted to reflect individual performance appraisals of employees for 2006. In the case of the named executive officers and other senior managers, the Annual Grant was made in a combination of stock options and restricted stock while the Retention Grant was in stock options. The 2007 Annual Grant to the Company’s named executive officers was as follows: Mr. Mills, 130,000 options and 20,000 shares of restricted stock; Mr. McGrane, 104,000 options and 16,000 shares of restricted stock; and Mr. Meer, 91,000 options and 14,000 shares of restricted stock. The Retention Grant for the Company’s named executive officers was as follows: Mr. Mills, 170,000 options; Mr. McGrane, 136,000 options; and Mr. Meer, 119,000 options.

Employee Benefits

The Company provides the same benefit coverage for all employees and executives officers, including medical, dental and vision coverage, and disability and life insurance. In addition, the Company provides a 401(k) plan with a 50% match of contributions up to 4% of salary. The Company’s benefits provide additional financial security for employees and executives and are a standard part of basic employee benefits in the pharmaceutical industry. The cost of employee benefits is partially borne by each employee, including each executive officer. More highly compensated employees, including executive officers, pay a greater share of the cost of medical and dental benefits they elect to help offset the overall costs of the benefits to the Company.

Perquisites

The Company does not provide significant perquisites to executive officers.

Employment Agreements, Change in Control Agreements, and Severance

The Compensation Committee recommended, and the Board agreed, that the Company should enter into employment agreements with Messrs. Mills and McGrane to ensure their continued employment with the Company subsequent to the resignation of the previous CEO, Mr. Wilkinson. The employment agreement for Mr. Meer was necessary in order to attract him to the Senior Vice President and Chief Financial Officer position.

Robert Mills. Pursuant to an employment agreement effective January 5, 2006 (the “Mills Agreement”), we employ Robert Mills as our CEO. The initial term of the Mills Agreement is through March 31, 2008 (unless earlier terminated), with automatic one-year renewals unless either party gives written notice to the other of nonrenewal at least 60 days prior to the end of the then current term. If the Company elects not to renew the Mills Agreement, it is obligated to pay severance equal to one year’s base salary to Mr. Mills. Mr. Mills’ annual salary is currently $353,600 subject to annual review and, within the discretion of the Board, upward adjustment. Mr. Mills is eligible to receive a target annual bonus of 50% of his base salary, as then in effect, based upon the parameters and criteria contained in the Company’s Incentive Plan and within the discretion of the Board. Mr. Mills’ actual bonus award may be higher or lower than the target bonus amount based upon achievement by Mr. Mills and the Company of objectives established by the Board under the Company’s Incentive Plan. Mr. Mills is also entitled to participate in the benefit programs generally available to Company employees

Michael McGrane. Pursuant to an employment agreement effective January 5, 2006 (the “McGrane Agreement”), we employ Michael McGrane as our Senior Vice President, General Counsel, and Secretary. The initial term of the McGrane Agreement is through March 31, 2008 (unless earlier terminated), with automatic one-year renewals unless either party gives written notice to the other of nonrenewal at least 60 days prior to the end of the then current term. If the Company elects not to renew the McGrane Agreement, it is obligated to pay severance equal to one year’s base salary to Mr. McGrane. Mr. McGrane’s annual salary is currently $290,700 subject to annual review and, within the discretion of the Board, upward adjustment. Mr. McGrane is eligible to receive a target annual bonus of 40% of his base salary, as then in effect, based upon the parameters and criteria contained in the Company’s Incentive Plan, within the discretion of the Board, and in consultation with the Company’s CEO. Mr. McGrane’s actual bonus award may be higher or lower than the target bonus amount based upon achievement by Mr. McGrane and the Company of objectives established by the Board under the Company’s Incentive Plan. Mr. McGrane is also entitled to participate in the benefit programs generally available to Company employees.

James Meer. Pursuant to an employment agreement effective December 6, 2006 (the “Meer Agreement”), we employ James Meer as Senior Vice President, Chief Financial Officer, and Treasurer. The initial term of the Meer Agreement is through March 31, 2008 (unless earlier terminated), with automatic one-year renewals unless either party gives written notice to the other of nonrenewal at least 60 days prior to the end of the then current term. If the Company elects not to renew the Meer Agreement, it is obligated to pay severance equal to one year’s base salary to Mr. Meer. Mr. Meer’s annual base salary is $260,000 subject to annual review and, within the discretion of the Board, upward adjustment. Mr. Meer is eligible to receive a target annual bonus of 35% of his base salary, as then in effect, based upon the parameters and criteria contained in the Company’s Incentive Plan, within the discretion of the Board, and in consultation with the Company’s CEO. Mr. Meer’s actual bonus award may be higher or lower than the target bonus amount based upon achievement by Mr. Meer and the Company of objectives established by the Board under the Company’s Incentive Plan. Mr. Meer is also entitled to participate in the benefit programs generally available to Company employees.

Under the Mills Agreement, the McGrane Agreement, and the Meer Agreement (each an “Executive Agreement”), each of Messrs. Mills, McGrane and Meer (each an “Executive”) has the right to resign his employment for “Good Reason,” as that term is defined in his Executive Agreement. The Company has the right, under each Executive Agreement, to terminate the Executive’s employment with or without “Cause,” as that term is defined in the Executive Agreement. Termination for Cause for certain act(s) or failure(s) to act would not take effect unless and until the Company gives the Executive written notice of the Company’s intention to terminate his employment for Cause, stating in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination is based, and an opportunity to cure such conduct, if possible.

If the Executive’s employment is terminated by the Company without Cause or by the Executive with “Good Reason”, as that term is defined in the Executive Agreement, the Executive Agreement provides for payment of the Executive’s base salary through the date of termination and a lump sum cash payment of one year’s annual base salary plus the greater of the amount of the cash bonus paid to the Executive in the preceding year pursuant to the Company’s Incentive Plan or his target bonus in effect at the time of the termination. The Executive will also be entitled to receive the medical and dental coverage in effect on the date of his termination for a period of 12 months thereafter. These benefits payable upon termination, as well as the change in control termination benefits discussed below, provide executives with additional security and help to retain them and maintain their focus during periods of extreme uncertainty about their continued employment with the Company.

Pursuant to each Executive Agreement, the Executive’s employment with the Company will terminate upon his death or in the event he has a “Disability,” as such term is defined in the Executive Agreement.

Pursuant to each Executive Agreement, the Executive is prohibited from competing with the Company for a period of one year following the termination of his employment for any reason, and is also prohibited from soliciting any of the Company’s employees, customers or vendors during that period.

Each Executive Agreement incorporates the Executive’s Executive Change in Control Severance Agreement dated as of April 8, 2004, in the case of Messrs Mills and McGrane, and dated December 5, 2006, in the case of Mr. Meer. In the event of a “Change in Control” of the Company, as that term is defined in each Executive Change in Control Severance Agreement, if the Executive’s employment is terminated by the Company without “Cause” or by the Executive with “Good Reason”, as those terms are defined in the Executive Change in Control Severance Agreement (and within the time periods provided), the Executive will receive a lump sum cash payment equal to one year’s annual base salary, plus the greater of the cash bonus paid to the Executive in the preceding year pursuant to the Company’s Incentive Plan or his target bonus in effect at the time of the termination, plus the value of fringe benefits provided to him for the year prior to the Change in Control. Mr. Mills’ and Mr. McGrane’s agreements provide for the Company to pay them an excise tax gross up payment if an excise tax is imposed following a change in control. Mr. Meer’s agreement does not contain a similar provision.

G. Frederick Wilkinson. In March 2004, the Company entered into a three year employment agreement with Mr. Wilkinson. This employment agreement was terminated upon Mr. Wilkinson’s resignation from the Company, effective February 4, 2006. Upon his termination of employment, Mr. Wilkinson was paid a lump sum for all unused paid time off pursuant to his employment agreement.

The Company has no other employment agreements.

Separation Agreement with David L. Weinberg. On December 12, 2006, the Company and David L. Weinberg, our former Vice President, Chief Financial Officer, and Treasurer, entered into a separation agreement and general release of claims, pursuant to which the Company agreed to pay Mr. Weinberg severance of, $212,000, in twenty-four consecutive bi-monthly payments beginning on January 15, 2007 (the “Severance Payment”). In addition to the Severance Payment, the Company agreed to extend the exercise period for Mr. Weinberg’s vested stock option grants until their original dates of expiration. Mr. Weinberg agreed to release the Company from any claims he may have against the Company.

Equity Grant Practices

In granting stock options and restricted stock under the Option Plan, the Company does not have any policy or practice of linking grants to the public release of financial or other information. The Company’s equity grant practices include new hire grants to each employee (including each executive officer) (a “New Hire Grant”), the Annual Grant, and, in some years, the Company previously made a grant of options in lieu of a cash bonus payment (the “Bonus Grant”) in the first quarter of the year as part of the Company’s annual performance appraisal process and as provided in the Company’s Incentive Plan. In addition, in 2007, as discussed above, the Company made the Retention Grant. The Annual Grants and Bonus Grants are made at Board meetings scheduled the year before the meeting dates, and New Hire Grants are irregular and unrelated to Company events, including the public release of financial or other information. The Retention Grant was made on February 28, 2007, more than three weeks following the February 5, 2007 announcement of the results of the Company’s clinical study of progesterone gel for the prevention of preterm birth, after a substantial decline in the Company’s stock price, and after the market was fully able to digest the results of the study. The exercise price for options is based on the average of the high and low market prices of the Company’s stock on the grant date, as provided in the Option Plan. The Company’ general practice is for New Hire Grants and Annual Grants to have a seven year term and vest at the rate of 25% on each of the first four anniversaries of the grant date, and for Bonus Grants to vest on the grant date. In the case of the 2007 Annual Grant and the Retention Grant, however, they have a seven year term and vest at the rate of 25% on the grant date and each of the first three anniversaries of the grant date.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company’s compensation policies, the Option Plan, Incentive Plan, and other benefit programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. We have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 15-21 of this report. The Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the Securities and Exchange Commission.

Valerie L. Andrews, Chair
Edward A. Blechschmidt
Denis M. O’Donnell, M.D.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards[4]	Option Awards[5]	Non-Equity Incentive Plan Compensation[6]	All other compensation[7]	Total
Robert S. Mills, President and Chief Executive Officer	2006	$339,570	$148,063	$249,757	$136,000	$5,000	$878,390
James A. Meer,[1] Senior Vice President, Chief Financial Officer, and Treasurer	2006	$18,712	$2,928	$4,341			$25,981
Michael McGrane, Senior Vice President, General Counsel, and Secretary	2006	$279,142	$110,621	$73,533	$89,440	$3,750	$556,486
David L. Weinberg,[2] Vice President, Chief Financial Officer, and Treasurer	2006	$210,666		$247,023		$19,361	$477,050
G. Frederick Wilkinson[3] President and Chief Executive Officer	2006	$47,435		$12,628		$102,814	$162,877

1Effective December 6, 2006, Mr. Meer was hired as Senior Vice President, Chief Financial Officer and Treasurer.
2Effective December 31, 2006, Mr. Weinberg’s employment terminated and all unvested awards and grants were cancelled.
3Effective February 4, 2006, Mr. Wilkinson resigned as President and Chief Executive Officer and was not offered any awards or grants in 2006.
4This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards (RSAs) granted in 2006 in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSA’s, fair value is calculated using the average of the high and low price of the Company’s Common Stock on the date of the grant. For additional information, refer to Note 5 in the Company’s Financial Statements in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
5This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For David Weinberg, the charge includes $181,000 that represents the fair value of the stock options that were vested as of December 31, 2006 and with respect to which the period of exercise was extended beyond the standard Company policy exercise period of 90 days following termination to the expiration of his options pursuant to their original terms. For information on the valuation assumptions, refer to Note 5 of the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officer.
6Amounts awarded were earned under the Columbia Laboratories Incentive Plan in 2006 and determined and paid in 2007.
7See the All Other Compensation Table below for additional information.

All Other Compensation Table

Name of Executive	Payments Relating to Employee Savings Plan[1]	Vacation	Total
Mills	$5,000		$5,000
Meer
McGrane	$3,750		$3,750
Weinberg	$3,061	$16,300[2]	$19,361
Wilkinson	$1,855	$100,959[3]	$102,814

1This column represents the Company’s matching contributions to the named executive officer’s 401(k) savings account of 50% of the first 4% of pay.
2At the time of termination of Mr. Weinberg’s employment, he was paid for all of his unused and accrued vacation in a lump sum.
3At the time of termination of Mr. Wilkinson’s employment, he was paid for all unused paid time off pursuant to his employment agreement in a lump sum.

2006 Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)[8]	Closing Market Price on Date of Option Grant ($/share)	Grant Date Fair Value of Stock and Option Awards[9]
Name of Executive	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Mills		0	$170,000	$255,000
	3/30/2006				N/A	40,000[2]	N/A					$187,800
	5/15/2006							10,000[3]				$43,350
	5/15/2006								50,000[4]	$4.335	$4.33	$135,935
McGrane		0	$111,800	$167,700
	3/30/2006				N/A	30,000[2]	N/A					$140,850
	5/15/2006							6,875[3]				$29,803
	5/15/2006								27,500[4]	$4.335	$4.33	$74,764
Meer	12/06/2006	ineligible	ineligible	ineligible	N/A	10,000[5]	N/A					$42,750
	12/06/2006								100,000[6]	$4.285	$4.40	$253,500
Weinberg	5/15/2006	ineligible	ineligible	ineligible				6,000[7]				$26,010
	5/15/2006								24,000[7]	$4.335	$4.33	$65,248
Wilkinson		ineligible	ineligible	ineligible

1These columns show the range of possible payouts for 2006 under the Columbia Laboratories Incentive Plan as described in the section titled “Cash Incentive Bonus” in the Compensation Discussion and Analysis. The actual 2006 incentive payments to Mr. Mills and Mr. McGrane were $136,000 and $89,440, respectively, and are shown in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation. Mr. Meer was not eligible for the Incentive Plan in 2006 because he was hired after October 1. Messrs. Weinberg and Wilkinson were not eligible because they were not actively employed on the date of the distribution of the award for the Incentive Plan year.
2Messrs. Mills’ and McGrane’s restricted stock awards vested on March 1, 2007, the first business day of the calendar month following the Company’s announcement of the results of the Phase III clinical trial of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women at increased risk for preterm birth.
3Restricted stock awards granted under the Columbia Laboratories 1996 Long-Term Performance Plan.
4Stock option awards granted under the Columbia Laboratories 1996 Long-Term Performance Plan.
5Mr. Meer’s restricted stock award will vest upon the determination of the Compensation Committee of the Board that the Company has obtained analyst coverage.
6Mr. Meer received a stock option grant on his date of hire, December 6, 2006.
7Mr. Weinberg’s restricted stock was forfeited and his unvested stock options were cancelled on December 31, 2006, the date of termination of his employment.
8Exercise price is the average of the high and low prices on the NASDAQ Global Market on the date of grant.

9This column shows the full grant date fair value of RSAs under SFAS 123R granted to the named officers, and the full grant date fair value of stock options under SFAS 123R in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For Mr. Weinberg the extension of the exercise period for vested grants to their original expiration dates from the typical 90 day exercise period for former employees were fully expensed in 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the named executive officers. The table includes unexercised and unvested option awards; and unvested stock awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of Columbia stock as of December 31, 2006, which was $5.10.

	Option Awards[3]					Stock Awards[4]
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares or Units That Have Not Vested	Market or Payout Value of Unearned Shares or Units That Have Not Vested
Mills	5/30/2001	50,000		$5.900	5/30/2011
	10/18/2001	18,750		$4.140	10/18/2011
	1/18/2002	18,750		$3.675	1/18/2012
	3/14/2003	39,375		$2.975	3/14/2013
	10/28/2003	22,500	7,500	$10.675	10/28/2013
	5/12/2004	30,000	30,000	$4.050	5/12/2014
	2/25/2005	75,100	131,250	$2.050	2/25/2015
	5/17/2005	16,250	48,750	$2.750	5/17/2012
						03/30/2006			40,000	$204,000
						05/15/2006	10,000	$51,000
	5/15/2006		50,000	$4.335	5/15/2013

McGrane	1/02/2002	125,000		$3.435	1/02/2012
	1/02/2002	50,000		$5.935	1/02/2012
	3/14/2003	43,875		$2.975	3/04/2013
	5/12/2004	25,000	25,000	$4.050	5/12/2014
	2/25/2005	12,435		$2.050	2/25/2015
	5/17/2005	13,750	41,250	$2.750	5/17/2012
						3/30/2006			30,000	$153,000
						5/15/2006	6,875	$35,063
	5/15/2006		27,500	$4.335	5/15/2013

Meer	12/06/2006		100,000	$4.285	12/06/2016
						12/06/2006			10,000	$51,200

Weinberg[1]	9/16/1997	25,000		$17.250	9/16/2007
	3/02/1998	50,000		$11.625	3/02/2008
	3/24/1999	15,000		$5.750	3/24/2009
	6/02/1999	10,000		$8.250	6/02/2009
	5/30/2000	10,000		$9.250	5/30/2010
	3/14/2003	35,000		$2.975	3/14/2013
	5/12/2004	20,000	20,000	$4.050	5/12/2014
	2/25/2005	7,315		$2.050	2/25/2015
	5/17/2005	13,750	41,250	$2.750	5/17/2012
						5/15/2006	6,000	$30,600
	5/15/2006		24,000	$4.335	5/15/2013

Wilkinson[2]

1Mr. Weinberg, upon leaving the Company, was granted an extension to exercise his then vested options until their original expiration dates.
2Effective February 4, 2006, Mr. Wilkinson resigned as President and Chief Executive Officer and was not offered any awards or grants in 2006, all unexercised awards were cancelled as of May 5, 2006.
3Option Awards Vesting Schedule:

Grant Date	Vesting Schedule
9/16/1997	100% vested on the first anniversary from date of grant.
3/02/1998	100% vested on the first anniversary from date of grant.
3/24/1999	100% vested on the first anniversary from date of grant.
6/02/1999	100% vested on the first anniversary from date of grant.
5/30/2000	100% vested on the first anniversary from date of grant.
5/30/2001	25% vested on each of the first, second, third, and fourth anniversaries from date of grant.
10/18/2001	25% vested on each of the first, second, third, and fourth anniversaries from date of grant.
1/02/2002	25% vested on each of the first, second, third, and fourth anniversaries from date of grant.
1/02/2002	25% vested on each of the first, second, third, and fourth anniversaries from date of grant.
1/18/2002	25% vested on each of the first, second, third, and fourth anniversaries from date of grant.
3/14/2003	50% vested on each of the first and second anniversaries from date of grant.
10/28/2003	25% vested on each of the first, second, third, and fourth anniversaries from date of grant.
5/12/2004	25% vests on each of the first, second, third, and fourth anniversaries from date of grant.
2/25/2005	100% vested on the date of grant, except in the case of Mr. Mills for whom 43,750 shares vest on each of the first, second, third, and fourth anniversaries from date of grant.
5/17/2005	25% vests on each of the first, second, third, and fourth anniversaries from date of grant.
5/15/2006	25% vests on each of the first, second, third, and fourth anniversaries from date of grant.
12/06/2006	25% vests on each of the first, second, third, and fourth anniversaries from date of grant.

4Stock Awards Vesting Schedule:

Grant Date	Vesting Schedule
3/30/2006
Vested on the first business day of the calendar month following the Company’s announcement of the results of the Phase III clinical trial designed to assess the efficacy, safety, and tolerability of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are at increased risk for preterm birth. These shares vested on March 1, 2007.

5/15/2006	25% vests on each of the first, second, third, and fourth anniversaries from date of grant.
12/06/2006
Vests upon the determination by the Compensation Committee of the Board of Directors that the Company has obtained analyst coverage by at least two independent or sell-side research providers to ensure that the Company has broader market awareness.

Option Exercises and Stock Vested in Fiscal 2006

The following table provides information, for the named executive officers on stock options exercised during 2006, including the number of shares acquired upon exercise and the value realized before any withholding tax and broker commission.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Mills	-	-	-	-
Michael McGrane	-	-	-	-
James Meer	-	-	-	-
David Weinberg	-	-	-	-
G. Frederick Wilkinson	30,200[1]	$52,653	-	-
	14,800[2]	$23,902	-	-
	46,147[3]	$117,213	-	-
	3,797[4]	$3,529	-	-
	10,103[5]	$25,808	-	-
	50[6]	$48	-	-
	12,450[7]	$11,952	-	-
	21,203[8]	$20,354	-	-
	18,600[9]	$17,186	-	-
	11,400[10]	$11,058	-	-
	301[11]	$281	-	-
	3,100[12]	$2,480	-	-
	3,700[13]	$2,997	-	-
	5,700[14]	$4,702	-	-
	1,500[15]	$1,065	-	-
	1,400[16]	$770	-	-
	17,401[17]	$6,264	-	-
	99[18]	$35	-	-
	16,799[19]	$12,347	-	-

1Mr. Wilkinson exercised 30,200 stock options on April 17, 2006 with an exercise price of $2.9750 and a market price of $4.7185.
2Mr. Wilkinson exercised 14,800 stock options on April 18, 2006 with an exercise price of $2.9750 and a market price of $4.590.
3Mr. Wilkinson exercised 46,147 stock options on April 18, 2006 with an exercise price of $2.0500 and a market price of $4.590.

4Mr. Wilkinson exercised 3,797 stock options on April 19, 2006 with an exercise price of $3.6750 and a market price of $4.605.
5Mr. Wilkinson exercised 10,103 stock options on April 19, 2006 with an exercise price of $2.050 and a market price of $4.605.
6Mr. Wilkinson exercised 50 stock options on April 20, 2006 with an exercise price of $3.6750 and a market price of $4.6350.
7Mr. Wilkinson exercised 12,450 stock options on April 20, 2006 with an exercise price of $3.6750 and a market price of $4.6350.
8Mr. Wilkinson exercised 21,203 stock options on April 20, 2006 with an exercise price of $3.6750 and a market price of $4.6350.
9Mr. Wilkinson exercised 18,600 stock options on April 21, 2006 with an exercise price of $3.6750 and a market price of $4.5990.
10Mr. Wilkinson exercised 11,400 stock options on April 24, 2006 with an exercise price of $3.6750 and a market price of $4.6450.
11Mr. Wilkinson exercised 301 stock options on April 25, 2006 with an exercise price of $3.6750 and a market price of $4.610.
12Mr. Wilkinson exercised 3,100 stock options on April 26, 2006 with an exercise price of $3.6750 and a market price of $4.4750.
13Mr. Wilkinson exercised 3,700 stock options on April 27, 2006 with an exercise price of $3.6750 and a market price of $4.4850.
14Mr. Wilkinson exercised 5,700 stock options on April 28, 2006 with an exercise price of $3.6750 and a market price of $4.500.
15Mr. Wilkinson exercised 1,500 stock options on May 1, 2006 with an exercise price of $3.6750 and a market price of $4.3850.
16Mr. Wilkinson exercised 1,400 stock options on May 3, 2006 with an exercise price of $3.6750 and a market price of $4.2250.
17Mr. Wilkinson exercised 17,401 stock options on May 4, 2006 with an exercise price of $4.050 and a market price of $4.41.
18Mr. Wilkinson exercised 99 stock options on May 4, 2006 with an exercise price of $4.050 and a market price of $4.41.
19Mr. Wilkinson exercised 16,799 stock options on May 4, 2006 with an exercise price of $3.6750 and a market price of $4.41.

Potential Payments Upon Termination or Change In Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

	Cash Severance Payment[1]	Vacation Pay[2]	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards (unamortized expense as of December 31, 2006)[5,6]	Excise Tax Gross-up	Total Termination Benefits
Mr. Mills
• Voluntary termination of employment by employee	NA	$32,692	NA	$0	NA	$32,692
• Not for Cause Termination of Employment by the Company	$510,000	$32,692	$9,912[3]	$0	NA	$552,604
• Involuntary termination by the Company or resignation for good reason after change in control (CIC)	$510,000	$32,692	$17,507[4]	$1,266,758	[9]	$1,826,957
Mr. McGrane
• Voluntary termination of employment by employee	NA	$26,875	NA	$0	NA	$26,875
• Not for Cause Termination of Employment by the Company	$391,300	$26,875	$9,912[3]	$0	NA	$428,087
• Involuntary termination by the Company or resignation for good reason after change in control (CIC)	$391,300	$26,875	$16,257[4]	$730,136	[9]	$1,164,568
Mr. Meer
• Voluntary termination of employment by employee	NA	$25,000	NA	$0	NA	$25,000
• Not for Cause Termination of Employment by the Company	$351,000	$25,000	$9,912[3]	$0	NA	$385,912
• Involuntary termination by the Company or resignation for good reason after change in control (CIC)	$351,000	$25,000	$16,257[4]	$132,500	[9]	$524,757
Mr. Weinberg[7]
Mr. Wilkinson[8]
NA - Not Applicable

1Payment of one times base salary and the greater of preceding year or target bonus based on 2006 salary and target bonus.
2Assumes a carry over of one week from prior years, no vacation taken in year of termination, and a termination date of December 31, 2006. Unused and accrued vacation is paid in a lump sum.
3Represents employer paid costs in 2006 for medical and dental insurance. This benefit is for twelve months.
4Represents employer paid costs in 2006 for life, medical, dental, vision, and disability insurance, and 401(k) match.
5 All stock options vest upon a change in control, pursuant to the terms of the Columbia Laboratories, Inc 1996 Long Term Incentive Plan. Represents the intrinsic value of both vested and unvested stock options on December 31, 2006 (based on the difference between the closing market price on December 31, 2006 ($5.10) and the exercise price of all stock options.
6All restricted stock shares vest upon a change in control, pursuant to the terms of the Columbia Laboratories, Inc 1996 Long Term Incentive Plan. Assumes all shares of restricted stock vest at $5.10 a share, the closing market price on December 31, 2006.
7Effective December 31, 2006, Mr. Weinberg’s employment as Vice President, Chief Financial Officer and Treasurer terminated.
8Effective February 4, 2006, Mr. Wilkinson resigned as President and Chief Executive Officer.
9Mr. Mills’ and Mr. McGrane’s change in control agreements provide for the Company to pay them an excise tax gross up payment if an excise tax is imposed following a change in control. Mr. Meer’s agreement does not contain a similar provision. The Company currently estimates that no excise tax would be due.

2006 Director Compensation

Directors who are employees receive no additional compensation for serving on the Board. In 2006, we provided the following annual compensation to directors who are not employees.

Name of Director	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards[3]	All Other Compensation	Total ($)
Stephen Kasnet	$55,500	$13,592	-	-	$69,092
Edward Blechschmidt	$55,500	$13,592	-	-	$69,092
Denis O’Donnell	$32,125	$13,592	-	-	$45,717
Valerie Andrews	$30,000	$13,592	-	-	$43,592
James Crofton	$34,000	$13,592	-	-	$47,592
Selwyn Oskowitz	$27,375	$13,592	-	-	$40,967

1This column reports the amount of cash compensation earned in 2006 for Board and committee service.
2This column represents the dollar amount for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of 10,000 shares of restricted stock granted in 2006, based on the average of the high and low price of Columbia’s Common Stock as of the date of the grant, in accordance with SFAS 123R. The 10,000 shares of restricted stock were granted upon election to the Board at the 2006 Annual Meeting of Stockholders and vest 25% on each of November 15, 2006, May 15, 2007, November 15, 2007, and May 15, 2008. Each director had an aggregate of 7,500 shares of restricted stock outstanding at fiscal year end.
3No stock options were granted to non-employee directors in 2006. Aggregate total numbers of stock option awards outstanding at fiscal year end are shown below:

Name	Number of Shares Underlying Options
Andrews	12,000
Blechschmidt	15,000
Crofton	12,000
Kasnet	12,000
O’Donnell	122,000
Oskowitz	83,000

The Company provides the non-employee directors the following cash compensation:

Annual Retainer, Chairman and Vice Chairman	$40,000

Annual Director Retainer	$15,000

Committee Retainer	$1,000

Additional Retainer: Committee Chair (except Audit Committee)	$1,000

Additional Retainer: Audit Committee Chair	$5,000

Meeting Attendance Fees (per meeting)	$1,500	(in person)
	$500	(by telephone)

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee serving at any time during 2006 were Valerie L. Andrews, Edward Blechschmidt and Denis M. O’Donnell, M.D. There were no interlocks during 2006 between any member of the Compensation Committee and any other company.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.

The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board. The Board, in its business judgment, has determined that each Audit Committee member is “Independent” as such term is defined by the applicable listing standards of the Nasdaq Global Market and under Section 10A(m)(3) of the Securities Exchange Act of 1934. Columbia has identified James S. Crofton as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission. The Audit Committee has sole authority to retain, oversee, and terminate Columbia’s independent auditors, to approve fees and other terms of the engagement, and to approve any permitted non-audit engagements with the independent auditors.

The Company’s management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the accounting and reporting process, including the systems of internal controls, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations.

Columbia’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to independently monitor and review these processes. However, Committee members are not professionals engaged in the practice of accounting or auditing, including, without limitation, with respect to auditor independence. Committee members must rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, although Committee members consult with and discuss these matters and their questions and concerns with management and the Company’s independent auditors, the Committee’s oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions cannot assure that the audit of Columbia’s financial statements has been carried out in accordance with generally accepted auditing standards; that the financial statements are presented in accordance with generally accepted accounting principles; or, that Columbia’s auditors are in fact “independent.”

In this context, the Committee held six meetings during the year ended December 31, 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and Columbia’s independent auditors, GGK. The Committee discussed with Columbia’s independent auditors, with and without management present, the results of their examinations and their evaluations of Columbia’s financial statements.

In fulfilling the Committee’s oversight responsibilities, Committee members have reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with Columbia’s management and the independent auditors, GGK, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Committee also discussed with GGK matters related to the conduct of the audit of Columbia’s financial statements and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Communication with Audit Committees), SAS 89 (Audit Committee Communications) and SAS 90 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee’s discussions also included a discussion of the background and experience of the GGK audit team assigned to Columbia and the quality control procedures established by GGK. The Audit Committee received written disclosures and the letter from GGK required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from the Company and its related entities, and discussed with GGK their independence from the Company. The Audit Committee met with the independent auditors, GGK, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee initiated a review in the second half of 2006 of the Company’s stock option granting practices from October 1996 through 2006 because of the recent heightened scrutiny regarding this topic. The review and its conclusions are summarized in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Based on the review and the aforementioned meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
James S. Crofton, Chair
Stephen G. Kasnet
Denis O’Donnell, M.D.

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted FOR the election as directors of the seven persons named below, unless the proxy contains instructions to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board.

Nominees for the Board of Directors

The seven persons named below were designated by the Board as nominees for election as directors. All of the nominees have served as directors since the last annual meeting. Information regarding the business experience of each nominee and their service on boards of directors of public companies is provided below. All directors are elected annually to serve until the next annual meeting or until their respective successors are elected and qualified.

Except for Mr. Mills, who is an employee of the Company, the Board has determined that each director qualifies as an “Independent” director as such term is defined by the applicable listing standards of the Nasdaq Global Market and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations and family and other relationships.

Valerie L. Andrews Director since 2005 Age 47
Ms. Andrews has been a director of Columbia since October 2005 and is Vice President, Deputy General Counsel, and Chief Compliance Officer of Vertex Pharmaceuticals Inc. Before joining Vertex in 2002, Ms. Andrews was Executive Director of Licensing for Massachusetts General and The Brigham and Women’s Hospitals, and prior to that a partner in the law firm of Hill & Barlow. She served as a law clerk to Chief Judge Levin H. Campbell of the United States Court of Appeals for the First Circuit from 1988 to 1989, and earlier rose to the rank of Captain in the United States Air Force.

Edward A. Blechschmidt Director since 2004 Age 54
Mr. Blechschmidt has been a director of Columbia since August 2004 and Vice Chairman of the Board since November 2004. He was Chairman, Chief Executive Officer and President of Gentiva Health Services (home healthcare) from March 2000 until his retirement in July 2002. He previously served as Chief Executive Officer of Olsten Corporation (“Olsten”) (staffing services), the conglomerate from which Gentiva Health Services was split off and taken public. Before joining Olsten, Mr. Blechschmidt was President and Chief Executive Officer of both Siemens' Nixdorf Americas (information technology) and Siemens' Pyramid Technology (information technology), prior to which he served more than 20 years with Unisys Corporation (information technology), ultimately as Chief Financial Officer. He is currently a director of Health South Corp. (healthcare), Lionbridge Technologies, Inc. (business services), Novelis, Inc., (aluminum rolled products), and Option Care, Inc. (healthcare).

James S. Crofton Director since 2005 Age 54
Mr. Crofton has been a director of Columbia since October 2005. He has been Senior Vice President and Chief Financial Officer of Sarnoff Corporation (technology) since 1999. Previously, Mr. Crofton was Chief Financial Officer of EA Industries, Inc.(electronics manufacturing), and prior to that served in various positions, including Vice President of Finance, with Unisys Corporation. He is a director of American Mold Guard, Inc., (construction materials).

Stephen G. Kasnet Director since 2004 Age 60
Mr. Kasnet has been a director of the Company since August 2004 and Chairman of the Board since November 2004. He was President and Chief Executive Officer of Harbor Global Company, Ltd. (real estate investments), from June 2000 to November 2006. He previously held senior management positions with various financial organizations, including Pioneer Group, Inc.; First Winthrop Corporation and Winthrop Financial Associates; and Cabot, Cabot and Forbes. He serves as Chairman of the Board of Rubicon Ltd. (forestry) and is a director of Tenon Ltd. (wood products). He was Chairman of Warren Bank from 1990 to 2003. He is also a trustee and vice president of the board of The Governor’s Academy, Byfield, MA.

Robert S. Mills Director since 2006 Age 54
Mr. Mills has been a director of the Company since January 2006, and has been the Company’s President and Chief Executive Officer since March 2006. Prior to that Mr. Mills was Senior Vice President of the Company from May 2001 and Chief Operating Officer of the Company from October 2003. Prior to joining the Company in 2001, Mr. Mills served as Senior Vice President, Manufacturing Operations, at Watson Pharmaceuticals and General Manager of Schein Pharmaceuticals, now Watson Pharma, Inc. During his 30-year career in the pharmaceutical industry he also served as Vice President, Operations, at Alpharma, Inc. (pharmaceuticals) and held various positions with Aventis, SA (pharmaceuticals).

Denis M. O’Donnell, M.D. Director since 1999 Age 53
Dr. O’Donnell has been a director of the Company since January 1999, and is Managing Director of Seaside Capital, LLC. From 2004 to 2005, he also served as Chief Executive Officer of Molecular Diagnostics, Inc. (medical diagnostics and screening). Dr. O’Donnell served as Chairman of the Board of Directors of Novavax, Inc. (pharmaceuticals) from 2000 to 2005, President from 1995 to 1997, and Vice President from 1991 to 1995. He remains a director of Novavax, Inc. and serves on both the Board of Directors and audit committee of ELXSI, Inc. (restaurant and water inspection services).

Selwyn P. Oskowitz, M.D. Director since 1999 Age 61
Dr. Oskowitz has been a director of the Company since January 1999. Dr. Oskowitz has been an assistant professor of obstetrics, gynecology and reproductive biology at Harvard Medical School since 1993. Dr. Oskowitz is a reproductive endocrinologist at, and Director of, Boston IVF, a fertility clinic with which he has been associated since 1986. Dr. Oskowitz is a past President of the Boston Fertility Society.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE SEVEN NOMINEES.

PROPOSAL 2 —RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Goldstein Golub Kessler LLP as Columbia’s independent registered public accounting firm to audit Columbia’s financial statements for the 2007 fiscal year. The Board recommends that the stockholders ratify the selection of Goldstein Golub Kessler LLP. Goldstein Golub Kessler LLP has served as Columbia’s independent auditor since 1998.

Columbia has been advised that representatives of Goldstein Golub Kessler LLP will be present at the annual meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

GENERAL

The Board knows of no other matters other than those stated in this Proxy Statement that are to be presented for action at the annual meeting. If any other matters should properly come before the annual meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

ANNUAL REPORT

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2006 (as filed with the U.S. Securities and Exchange Commission), including the financial statements and schedules thereto. All such requests should be directed to Investor Relations Department, Columbia Laboratories, Inc., 354 Eisenhower Parkway, Plaza 1, 2nd Floor, Livingston, NJ 07039.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING
THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What happens if additional proposals are presented at the annual meeting?

A:
Other than the two proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Columbia’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:
Columbia will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. However, if you choose to vote over the Internet, you will bear the expenses for your Internet access. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Columbia’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained the services of Georgeson Shareholder Communications, Inc. (“Georgeson”) to aid in the solicitation of proxies. We estimate that we will pay Georgeson a fee of $1,700 for its services plus per-call fees for any individual solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	How do I propose individuals to serve as directors?

A:

Stockholders wishing to submit to the Nominating and Corporate Governance Committee qualified candidates for possible nomination to Columbia’s Board may do so by sending the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Columbia Laboratories, Inc., 354 Eisenhower Parkway, Plaza 1, 2nd Floor, Livingston, NJ 07039:
(i)  Name of the candidate and a brief biographical sketch and resume;
(ii)  Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and
(iii)  A signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders?

A:	Yes, you may submit proposals for consideration at future stockholder meetings.

Stockholder Proposals for Inclusion in 2008 proxy: In order for a stockholder proposal to be considered for inclusion in the proxy statement in reliance on Rule 14a-8 of the Exchange Act and presented at the 2008 Annual Meeting of Stockholders, it must be received by the Company not later than December 11, 2007, in such form as is required by the rules and regulations promulgated by the Securities and Exchange Commission. A proposal submitted by a stockholder outside of the process of Rule 14a-8 for the 2008 Annual Meeting of Stockholders will not be considered timely unless such proposal is received by the Company not later than February 24, 2008. The proxy to be solicited on behalf of the Company’s Board for the 2008 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal considered to have been received on a non-timely basis that nonetheless properly comes before the 2008 Annual Meeting.

By Order of the Board of Directors

Michael McGrane Secretary

April 11, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

COLUMBIA LABORATORIES, INC.

May 15, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 051507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratify the selection of Goldstein Golub Kessler LLP as the Company's independent registered public accounting firm for the current year.	☐	☐	☐

This Proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted "FOR" Items 1 and 2.

PLEASE MARK, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COLUMBIA LABORATORIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2007

The undersigned hereby appoints each of Stephen G. Kasnet and Robert S. Mills as Proxies, each with the power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series B Convertible Preferred Stock, $.01 par value per share, or shares of Series E Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the "Company") held of record by the undersigned on March 30, 2007, at the Company's Annual Meeting of Stockholders, to be held on May 15, 2007, or at any adjournment or adjournments thereof.

(Continued, and to be signed, on the reverse side.)

14475